Exhibit 3

ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

FISERV, INC.

1. The name of the Corporation is Fiserv, Inc.

2. The first sentence of Article III of the Corporation’s Restated Articles of Incorporation is hereby amended by deleting such sentence in its entirety and inserting the following in lieu thereof:

“The total number of shares of stock which the Corporation shall have authority to issue is 475,000,000 shares, of which 450,000,000 shares shall be designated Common Stock, having a par value of $.01 per share; and 25,000,000 shares shall be designated as Preferred Stock, having no par value per share.”

3. The foregoing amendment to the Corporation’s Restated Articles of Incorporation was submitted to the Corporation’s shareholders by the Board of Directors of the Corporation and was adopted by such shareholders on April 3, 2003 in accordance with Section 180.1003 of the Wisconsin Business Corporation Law.

Executed on behalf of the Corporation on the 3rd day of April, 2003.

FISERV, INC.

By:	/S/ CHARLES W. SPRAGUE

Charles W. Sprague Executive Vice President, General Counsel, Chief Administrative Officer and Secretary

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